EXHIBIT 99.1

news release

for immediate release

Contact(s):	Meaghan Repko / Andi Rose Joele Frank, Wilkinson Brimmer Katcher

Phone:	212.355.4449

Grubb & Ellis Enters Into Strategic Transaction With BGC Partners

SANTA ANA, Calif. (Feb. 20, 2012) – Grubb & Ellis Company (OTC: GRBE) today announced that it has signed an agreement to sell substantially all its assets to BGC Partners, Inc. (NASDAQ: BGCP) (“BGC”), a leading global intermediary to the wholesale financial markets. BGC owns Newmark Knight Frank, one of the largest commercial real estate service firms in the U.S.

Upon completion, Grubb & Ellis believes the acquisition by BGC will bring the much-needed scale and resources the company had been seeking through its strategic process. The partnership with BGC, a financially strong and respected organization with a deep commitment to the commercial real estate markets, will position Grubb & Ellis to become part of a well-capitalized global platform.

“Following a thorough and rigorous process and the evaluation of all available options, we determined that a partnership with BGC provides the best platform for our brokerage professionals, employees and clients,” said Thomas P. D’Arcy, president and chief executive officer of Grubb & Ellis. “We believe the transaction will be seamless for our clients and we expect no disruption to the company’s operations. Furthermore, we believe our professionals and clients will benefit greatly by being part of the BGC organization, which, with its recent acquisition of Newmark Knight Frank, will bring together two strong brands to create a powerhouse in the commercial real estate space. BGC’s purchase of the company’s senior debt and its willingness to provide incremental financing to ensure the smooth execution of the sale process demonstrate its commitment to the success of the Grubb & Ellis business.”

Grubb & Ellis intends to implement the transaction as an asset sale under Section 363 of the U.S. Bankruptcy Code. To that end, the company has commenced Chapter 11 proceedings in the U.S. Bankruptcy Court for the Southern District of New York. Grubb & Ellis expects business to continue without disruption as it completes the “363” sale process as expeditiously as possible. The company has simultaneously filed motions requesting that the Court, among other things, approve sale procedures and fix a hearing date and time to approve a sale. Additionally, the company has filed a series of motions to facilitate ongoing operations.

D’Arcy continued, “We thank our outstanding team of professionals and our clients for the faith and loyalty they have shown in Grubb & Ellis through this process, and we are pleased to have found such a strong partner who can provide our company with financial stability and deeply enhanced opportunities. Our track record for exceptional client service will continue, and we look forward to future growth and success under new ownership.”

BGC has committed to provide Grubb & Ellis with “debtor-in-possession” (“DIP”) financing to support the company’s operations throughout the “363” sale process. Following Court approval, the DIP financing, combined with funds generated by the company’s ongoing operations, will be used to support the business through the consummation of the sale.

Information can be found on the Investor Relations pages of the company’s website, www.grubb-ellis.com, or for court documents and related updates, at www.kccllc.net/grubbandellis.

About Grubb & Ellis

Grubb & Ellis Company is one of the nation’s largest commercial real estate services firms, providing transaction services, property management, facilities management and valuation services through more than 100 company-owned and affiliate offices. Our more than 3,000 professionals draw from a unique platform of services and practice groups to deliver integrated solutions to real estate owners, tenants and investors, and each business is supported by highly regarded proprietary market research, best-in-class processes and extensive local expertise. In 2011, Grubb & Ellis completed approximately 12,000 sale and lease transactions and the company and its affiliates currently manage more than 250 million square feet of property. For more information, visit www.grubb-ellis.com.

Forward-Looking Statements

Certain statements included in this press release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and events in future periods to be materially different from those anticipated, including risks and uncertainties related to the financial markets. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) the general economic pressures on transaction values of sales and leasing transactions and businesses in general; (ii) a prolonged and pronounced recession in real estate markets and values; (iii) the unavailability of credit to finance real estate transactions in general; (iv) the success of current and new investment programs; (v) the success of new initiatives and investments; (vi) the inability to attain expected levels of revenue, performance, brand equity in general, and in the current macroeconomic and credit environment, in particular; (vii) the outcome of the Chapter 11 process, including the Company’s ability to sell assets in a sale under Section 363 of the U.S. Bankruptcy Code, and whether any such sale would yield proceeds sufficient for distribution to holders of the Company’s shareholders; and (viii) other factors described in the company’s annual report on Form 10-K for the fiscal year ending December 31, 2010, the Company’s quarterly report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and in other Current Reports on Form 8-K filed by the company from time to time with the Securities and Exchange Commission. The Company does not undertake any obligation to update forward-looking statements.

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Grubb & Ellis Company

1551 N. Tustin Avenue, Suite 300 Santa Ana, CA 92705 714.667.8252 714.667.6860 fax